Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2018 to be effective May 21, 2018 (the “Effective Date”) by and between PRGX Global, Inc., a Georgia corporation (the “Company”), and Deborah M. Schleicher (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company considers the availability of the Executive’s services to be important to the management and conduct of the Company’s business and desires to secure the availability of the Executive’s services; and

WHEREAS, the Executive is willing to make the Executive’s services available to the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the Company and the Executive agree as follows:

1.    Employment and Duties.

(a)    Position. The Company hereby employs the Executive, and the Executive hereby accepts such employment, as the Chief Financial Officer, Treasurer and Controller of the Company, effective as of the Effective Date, on the terms and subject to the conditions of this Agreement. The Executive agrees to perform such duties and responsibilities as are customarily performed by persons acting in such capacity or as are assigned to Executive from time to time by the Board of Directors of the Company or its designees. The Executive acknowledges and agrees that from time to time the Company may assign Executive additional positions with the Company or the Company’s subsidiaries, with such title, duties and responsibilities as shall be determined by the Company, provided such duties and responsibilities shall be consistent with those customarily performed by a chief financial officer, treasurer or controller of a corporation. The Executive agrees to serve in any and all such positions without additional compensation. The Executive will report directly to the Chief Executive Officer of the Company.

(b)    Duties. The Executive shall devote the Executive’s best efforts and full professional time and attention to the business and affairs of the Company and the Company’s subsidiaries. During the Term, as defined below, Executive shall not serve as an officer, director or principal of any other company or charitable or civic organization without the prior written consent of the Board of Directors of the Company. The principal place(s) of employment of the Executive shall be the Company’s executive offices in Atlanta, Georgia, subject to reasonable travel required for the business of the Company or the Company’s subsidiaries. The Executive shall be expected to follow and be bound by the terms of the Company’s Code of Conduct and Code of Ethics for Senior Financial Officers and any other applicable policies as the Company from time to time may adopt.

2.    Term. The term of this Agreement is effective as of the Effective Date, and will continue through the first anniversary of the Effective Date, unless terminated or extended as hereinafter provided. This Agreement shall be extended for successive one-year periods following the original term (through each subsequent anniversary thereafter) unless any party notifies the other in writing at least 30 days prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement shall not be extended beyond its then current term. The term of this Agreement, including any renewal term, is referred to herein as the “Term.”

3.    Compensation.

(a)    Base Salary. The Company shall pay the Executive an annual base salary of $320,000.00. The annual base salary shall be paid to the Executive in accordance with the established payroll practices of the Company (but no less frequently than monthly) subject to ordinary and lawful deductions. The Compensation Committee of the Company will review the Executive’s base salary from time to time to consider whether any increase should be made. The base salary during the Term will not be less than that in effect at any time during the Term.

(b)    Annual Bonus. During the Term, the Executive will be eligible to participate in an annual incentive bonus plan that will establish measurable criteria and incentive compensation levels payable to the Executive for performance in relation to defined targets established by the Compensation Committee of the Company, after consultation with management, and consistent with the Company’s business plans and objectives. To the extent the targeted performance levels are exceeded, the incentive bonus plan will provide a means by which the annual bonus will be increased. Similarly, the incentive plan will provide a means by which the annual bonus will be decreased or eliminated if the targeted performance levels are not achieved. In connection with such annual incentive bonus plan, subject to the corresponding performance levels being achieved, the Executive shall be eligible for an annual target bonus equal to 65 percent of the Executive’s annual base salary and an annual maximum bonus of not less than 130 percent of the Executive’s annual base salary. Any bonus payments due hereunder shall be payable to the Executive no later than the 15th day of the third month following the end of the applicable year to which the incentive bonus relates. Notwithstanding the foregoing, the Executive’s annual incentive bonus for calendar year 2018 shall be prorated based on the number of days the Executive is employed during calendar year 2018.

(c)    Stock Compensation. The Company shall grant to the Executive, effective as of the Effective Date, as inducement equity awards, nonqualified stock options covering 100,000 shares of the common stock, no par value per share, of the Company (the “Initial Options”), restricted stock covering 20,536 shares of such common stock (the “Initial Restricted Stock”), and 10,000 performance-based restricted stock units (“PBUs”) which will vest and become payable in accordance with terms comparable to the terms of the PBUs granted to the Company’s executive officers on March 30, 2017 (the “Initial PBUs”). Additionally, the Company shall grant to the Executive, effective as of the later of the Effective Date and the date of the Company’s 2018 annual grant of equity to the Company’s other executive officer direct reports to the Chief Executive Officer, as additional inducement equity awards, 19,754 PBUs which will vest and become payable in accordance with terms comparable to the terms of the PBUs granted to such other Company executive officers (the “2018 PBUs”). The Initial Options,

Initial Restricted Stock, Initial PBUs, and 2018 PBUs will constitute inducement awards, be granted outside of any shareholder-approved equity compensation plan of the Company, and will vest as follows:

(i)    The Initial Options will be time-vested options with an exercise price equal to the fair market value of the common stock as of the date of grant, have a term of seven years and will vest and become exercisable with respect to one-third of the Initial Options on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment through such date(s).

(ii)    The Initial Restricted Stock will be time-vested restricted stock and will vest and become nonforfeitable with respect to one-third of the Initial Restricted Stock on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment through such date(s).

(iii)    The Initial PBUs and 2018 PBUs will be performance-based restricted stock units and will vest in accordance with their respective terms.

The Initial Options, Initial Restricted Stock, Initial PBUs and 2018 PBUs shall be subject to such other customary terms and conditions as shall be set forth in separate inducement award agreements.

Beginning in calendar year 2019, the Executive shall be eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine on a basis not less favorable than that provided to the class of employees that includes the Executive. Except as specifically set forth above, however, nothing herein shall require the Company to make any equity grants or other awards to the Executive in any specific year.

(d)    Supplemental 2018 Bonus. The Company shall pay the Executive a supplemental bonus in the amount of $25,000 (subject to ordinary and lawful deductions) within thirty (30) days after the Effective Date, subject to the Executive’s continued employment through such payment date. Notwithstanding the foregoing, however, if the Company terminates the Executive’s employment for Cause in accordance with Section 7(b) hereof, or the Executive terminates the Executive’s employment other than for Good Reason in accordance with Section 7(d) hereof, in either case before the one-year anniversary of the Effective Date, the Executive shall repay $25,000 to the Company within thirty (30) days after the Executive terminates employment.

4.    Indemnity. The Company and the Executive will enter into the Company’s standard indemnification agreement for executive officers.

5.    Benefits.

(a)    Benefit Programs. The Executive shall be eligible to participate in any plans, programs or forms of compensation or benefits that the Company or the Company’s subsidiaries provide to the class of employees that includes the Executive, on a basis not less favorable than that provided to such class of employees, including, without limitation, group medical, disability and life insurance, paid time-off, and retirement plan, subject to the terms and conditions of such plans, programs or forms of compensation or benefits.

(b)    Paid Time-Off. The Executive shall be entitled to five weeks of paid time-off annually, to be accrued and used in accordance with the normal Company paid time-off policy.

6.    Reimbursement of Expenses.

(a)    Ordinary Course. The Company shall reimburse the Executive, subject to presentation of adequate substantiation, including receipts, for the reasonable travel, entertainment, lodging and other business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policy in effect at the time such expenses are incurred. In no event will such reimbursements, if any, be made later than the last day of the year following the year in which the Executive incurs the expense.

(b)    Relocation, Temporary Housing and Living. The Company shall reimburse the Executive for costs and expenses incurred for relocation and temporary housing and living on or before December 15, 2018, including but are not limited to: (1) temporary living expenses comprised of housing costs (hotel or other rental), ground and air travel expenses, and other related incidentals incurred beginning on May 16, 2018 through date of purchase or signing of a lease for the Executive’s residence in the Atlanta, Georgia metropolitan area; (2) up to two house-hunting trips for the Executive and her spouse, including ground and air travel expenses and lodging and meals; (3) costs incurred to move or ship household items; (4) costs incurred to move or ship up to one automobile; (5) home purchase closing costs including, but not limited to all fees, taxes, attorney costs, lender and loan related costs (including loan origination costs and points), inspections, surveys, title costs, transfer costs, taxes and fees, recording fees, etc.; and (6) other costs incidental to the move or establishment of a new residence and residency. Reimbursement of such costs and expenses is subject to presentation of adequate substantiation, including receipts. In no event shall the total amounts to be reimbursed pursuant to this Section 6(b) exceed $45,000 in the aggregate. To the extent the reimbursement of any of these costs or expenses constitute taxable income to the Executive, the Company will pay a “gross up” payment to the Executive in order to place the Executive in the same after-tax position that the Executive would have been in had the reimbursement not been taxable to the Executive. This gross up will be computed on any portion of the reimbursement that is taxable income to the Executive by dividing the amount requested for reimbursement by 55.55% to gross up the reimbursement for the Executive’s federal income tax (at a rate of 37%); Georgia state income tax (at a rate of 6%); and the employee portion of Medicare tax of (1.45%). Reimbursement of costs and any related gross up amounts are to be reimbursed or paid within two weeks of the Executive’s request for reimbursement that are accompanied by adequate substantiation. Executive may request cost reimbursement no more often than every two weeks. All such reimbursements and related gross-up payments required to be made hereunder will be made on or before December 31, 2018.

7.    Termination of Employment.

(a)    Death or Incapacity. The Executive’s employment under this Agreement shall terminate automatically upon the Executive’s death. If the Board of Directors of the Company determines that the Incapacity, as hereinafter defined, of the Executive has occurred, it may terminate the Executive’s employment and this Agreement. “Incapacity” shall mean the inability of the Executive to perform the essential functions of the Executive’s job due to a physical or mental impairment, with or without reasonable accommodation, for a period of 90 days in the aggregate in any rolling 180-day period.

(b)    Termination by Company For Cause. The Company may terminate the Executive’s employment during the Term of this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board of Directors of the Company in good faith, the following:

(i)    the Executive’s willful misconduct or gross negligence in connection with the performance of the Executive’s duties which the Board of Directors of the Company believes does or is likely to result in material harm to the Company or any of its subsidiaries;

(ii)    the Executive’s misappropriation or embezzlement of funds or property of the Company or any of its subsidiaries;

(iii)    the Executive’s fraud or dishonesty with respect to the Company or any of its subsidiaries;

(iv)    the Executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty;

(v)    the Executive’s breach of a material term of this Agreement, or violation in any material respect of any code or standard of behavior generally applicable to officers of the Company (including, without, limitation the Company’s Code of Conduct, Code of Ethics for Senior Financial Officers and any other applicable policies as the Company from time to time may adopt), after being advised in writing of such breach or violation and being given 30 days to remedy such breach or violation, to the extent that such breach or violation can be cured;

(vi)    the Executive’s breach of fiduciary duties owed to the Company or any of its subsidiaries;

(vii)    the Executive’s engagement in habitual insobriety or the use of illegal drugs or substances; or

(viii)    the Executive’s willful failure to cooperate, or willful failure to cause and direct persons under the Executive’s management or direction, or employed by, or consultants or agents to, the Company or its subsidiaries to cooperate, with all corporate investigations or independent investigations by the Board of Directors of the

Company or its subsidiaries, all governmental investigations of the Company or its subsidiaries or orders involving the Executive, the Company or the Company’s subsidiaries entered by a court of competent jurisdiction.

Notwithstanding the above, and without limitation, the Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to the Executive (i) a letter from the Board of Directors of the Company finding that the Executive has engaged in the conduct set forth in any of the preceding clauses and specifying the particulars thereof in detail and (ii) a copy of a resolution duly adopted by the affirmative vote of the majority of the members of the Board of Directors of the Company who are not officers of the Company at a meeting of the Board of Directors called and held for such purpose or such other appropriate written consent (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors of the Company), finding that the Executive has engaged in such conduct and specifying the particulars thereof in detail.

(c)    Termination by Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the following:

(i)    any action taken by the Company which results in a material reduction in the Executive’s authority, duties or responsibilities (except that any change in the foregoing that results solely from (A) the Company ceasing to be a publicly traded entity or from the Company becoming a wholly-owned subsidiary of another publicly traded entity or (B) any change in the geographic scope of the Executive’s authority, duties or responsibilities or (C) Executive no longer serving as the Company’s Treasurer and/or Controller will not, in any event and standing alone, constitute a substantial reduction in the Executive’s authority, duties or responsibilities), including any requirement that the Executive report directly to anyone other than the Chief Executive Officer of the Company;

(ii)    the assignment to the Executive of duties that are materially inconsistent with Executive’s authority, duties or responsibilities;

(iii)    any material decrease in the Executive’s base salary or annual bonus opportunity or the benefits generally available to the class of employees that includes the Executive, except to the extent the Company has instituted a salary, bonus or benefits reduction generally applicable to all executives of the Company other than in contemplation of or after a Change in Control;

(iv)    the relocation of the Executive to any principal place of employment other than Atlanta, Georgia, or any requirement that executive relocate her residence other than to the Atlanta, Georgia metropolitan area, without the Executive’s express written consent to either such relocation; provided, however, this subsection (iv) shall not apply in the case of business travel which requires the Executive to relocate temporarily for periods of 90 days or less;

(v)    the failure by the Company to pay to the Executive any portion of the Executive’s base salary, annual bonus or other benefits within 10 days after the date the same is due; or

(vi)    any material failure by the Company to comply with the terms of this Agreement.

Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Executive where Cause for the Executive’s termination by the Company exists and the Company then follows the procedures described above. The Executive must give the Company notice of any event or condition that would constitute “Good Reason” within 30 days of the event or condition which would constitute “Good Reason,” and upon the receipt of such notice the Company shall have 30 days to remedy such event or condition. If such event or condition is not remedied within such 30-day period, any termination of employment by the Executive for “Good Reason” must occur within 30 days after the period for remedying such condition or event has expired.

(d)    Termination by Company Without Cause or by Executive Other than For Good Reason. The Company may terminate the Executive’s employment during the Term of this Agreement without Cause, and Executive may terminate the Executive’s employment for other than Good Reason, upon 30 days’ written notice. The Company may elect to pay the Executive her base salary and the Company’s contribution to the cost of the Executive’s welfare benefits during any applicable notice period (in accordance with the established payroll practices of the Company, no less frequently than monthly) and remove her from active service.

(e)    Termination on Failure to Renew. The Company and the Executive agree that the Executive’s employment will terminate immediately following the expiration of the Term of the Agreement, if the Company notifies the Executive that the Term of the Agreement shall not be extended as provided in Section 2 above.

(f)     Resignation from Positions with the Company. Notwithstanding any other provision of this Agreement, the Executive agrees to resign, as soon as administratively practicable, from any and all positions held with the Company or any subsidiary or affiliate of the Company, at the time of termination of the Executive’s employment if the Executive’s employment is terminated pursuant to Sections 7(b), (c), (d) or (e) of this Agreement and the Executive is serving in any such positions at such time.

8.    Obligations of the Company Upon Termination.

(a)    Without Cause; Good Reason; Non-Renewal (No Change in Control). If, during the Term, the Company terminates the Executive’s employment without Cause in accordance with Section 7(d) hereof, the Executive terminates the Executive’s employment for Good Reason in accordance with Section 7(c) hereof, or the Executive’s employment terminates upon the Company’s failure to renew the Agreement in accordance with Section 7(e) hereof, other than within sixty (60) days before or two years after a Change in Control, subject to Section 20 below, the Executive shall be entitled to receive:

(i)    payment of the Executive’s base salary in effect immediately preceding the date of the Executive’s termination of employment (or, if greater, the Executive’s annual base salary in effect immediately preceding any action by the Company described in Section 7(c)(iii) above for which the Executive has terminated the Executive’s employment for Good Reason), for the period equal to the greater of (A) one year or (B) the sum of four weeks for each full year of continuous service the Executive has with the Company and its subsidiaries at the time of termination of employment, such period beginning immediately following termination of employment (the period after the date of the Executive’s termination of employment for which the Executive shall be entitled to continued payment of base salary pursuant to this Section 8(a)(i) shall be referred to as the “Severance Period”), payable in accordance with the established payroll practices of the Company (but no less frequently than monthly) beginning on the first payroll date following 60 days after termination of employment, with the Executive to receive at that time a lump sum payment with respect to any installments the Executive was entitled to receive during the first 60 days following termination of employment, and the remaining payments made as if they had commenced immediately following termination of employment; provided, however, that notwithstanding anything contained in this Section 8(a)(i) to the contrary, if the Executive’s employment terminates as described above before the first anniversary of the Effective Date, the Severance Period shall be limited to the greater of (A) six months or (B) the number of monthly anniversaries after the Effective Date that the Executive remained employed;

(ii)    payment of an amount equal to the Executive’s actual earned full- year bonus for the year in which the termination of Executive’s employment occurs, prorated based on the number of days the Executive was employed for the year, payable at the time the Executive’s annual bonus for the year otherwise would be paid had the Executive continued employment;

(iii)    continuation after the date of termination of employment of any health care (medical, dental and vision) plan coverage, other than that under a flexible spending account, provided to the Executive and the Executive’s spouse and dependents at the date of termination for the Severance Period, on a monthly or more frequent basis, on the same basis and at the same cost to the Executive as available to similarly-situated active employees during such Severance Period, provided that such continued participation is possible under the general terms and provisions of such plans and programs and provided that such continued coverage by the Company shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plans. If the Company reasonably determines that maintaining such coverage for the Executive or the Executive’s spouse or dependents is not feasible under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall pay the Executive cash equal to the estimated cost of the expected Company contribution therefor for such same period of time, with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for the period during which such cash payments are to be provided;

(iv)    payment of any Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall mean the sum of (A) the Executive’s annual base salary through Executive’s termination of employment which remains unpaid, (B) the amount, if any, of any incentive or bonus compensation earned for any completed fiscal year of the Company which has not yet been paid, (C) any reimbursements for expenses incurred but not yet paid, and (D) any benefits or other amounts, including both cash and stock components, which pursuant to the terms of any plans, policies or programs have been earned or become payable, but which have not yet been paid to the Executive, including payment for any unused paid time-off (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing directions). The Accrued Obligations will be paid to the Executive in a lump sum as soon as administratively feasible after the Executive’s termination of employment, which for purposes of any incentive or bonus compensation described in (B) above shall mean at the same time such annual bonus would otherwise have been paid;

(v)     vesting of a prorated number of the Executive’s outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on the continued employment of the Executive through the first applicable vesting date immediately following the date of termination of employment for each type of such award (e.g., options, restricted stock, etc.) equal to the number of awards of such type that would vest as of such next vesting date multiplied by a fraction, the numerator of which is the number of monthly anniversaries that have occurred, as measured from the immediately preceding vesting date of such award (or, if none, since the date of grant of such award) to the date of termination of Executive’s employment, and the denominator of which is the number of monthly anniversary dates between such immediately preceding vesting date of such award (or, if none, the date of grant of such award) and the first vesting date immediately following the date of termination of Executive’s employment for such type of award. Additionally, all of Executive’s outstanding stock options shall remain outstanding until the earlier of (i) one year after the date of termination of the Executive’s employment or (ii) the original expiration date of the options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of the Executive’s employment); and

(vi)    payment of one year of outplacement services from Executrack or an outplacement service provider of the Executive’s choice, limited to $20,000 in total. This outplacement services benefit will be forfeited if the Executive does not begin using such services within 90 days after the termination of the Executive’s employment.

(b)    Without Cause; Good Reason; Non-Renewal (Change in Control). If, during the Term, the Company terminates the Executive’s employment without Cause in accordance with Section 7(d) hereof, the Executive terminates the Executive’s employment for Good Reason in accordance with Section 7(c) hereof, or the Executive’s employment terminates upon the Company’s failure to renew the Agreement in accordance with Section 7(e) hereof, within sixty (60) days before or two years after a Change in Control, subject to Section 20 below, the Executive shall be entitled to receive:

(i)    payment of the Executive’s base salary in effect immediately preceding the date of the Executive’s termination of employment (or, if greater, the Executive’s annual base salary in effect immediately preceding any action by the Company described in Section 7(c)(iii) above for which the Executive has terminated the Executive’s employment for Good Reason), for the period equal to the greater of (A) 18 months or (B) the sum of four weeks for each full year of continuous service the Executive has with the Company and its subsidiaries at the time of termination of employment, such period beginning immediately following termination of employment (the period after the date of the Executive’s termination of employment for which the Executive shall be entitled to continued payment of base salary pursuant to this Section 8(b)(i) shall be referred to as the “Change in Control Severance Period”), payable in accordance with the established payable practices of the Company (but no less frequently than monthly) beginning on the first payroll date following 60 days after termination of employment, with the Executive to receive at that time a lump sum payment with respect to any installments the Executive was entitled to receive during the first 60 days following termination of employment; provided, however, that notwithstanding anything contained in this Section 8(b)(i) to the contrary, if the Executive’s employment terminates as described above before the first anniversary of the Effective Date, the Change in Control Severance Period shall be limited to the greater of (A) nine months or (B) the product of 1.5 multiplied by number of monthly anniversaries after the Effective Date that the Executive remained employed;

(ii)    payment of an amount equal to the Executive’s actual earned full- year bonus for the year in which the termination of Executive’s employment occurs, prorated based on the number of days the Executive was employed for the year, payable at the time the Executive’s annual bonus for the year otherwise would be paid had the Executive continued employment;

(iii)    continuation after the date of termination of employment of any health care (medical, dental and vision) plan coverage, other than that under a flexible spending account, provided to the Executive and the Executive’s spouse and dependents at the date of termination for the Change in Control Severance Period, on a monthly or more frequent basis, on the same basis and at the same cost to the Executive as available to similarly-situated active employees during such Change in Control Severance Period, provided that such continued participation is possible under the general terms and provisions of such plans and programs and provided that such continued contribution by the Company shall terminate in the event Executive becomes eligible for any such coverage under another employer’s plans. If the Company reasonably determines that maintaining such coverage for the Executive or the Executive’s spouse or dependents is not feasible under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided), the Company shall pay the Executive cash equal to the estimated cost of the expected Company contribution therefor for such same period of time, with such payments to be made in accordance with the established payroll practices of the Company (not less frequently than monthly) for the period during which such cash payments are to be provided;

(iv)    payment of any Accrued Obligations in a lump sum as soon as administratively feasible after the Executive’s termination of employment, which for purposes of any incentive or bonus compensation described in Section 8(a)(iv)(B) above shall mean at the same time such annual bonus would otherwise have been paid;

(v)    vesting in full of the Executive’s outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on the continued employment of the Executive. Additionally, all of the Executive’s outstanding stock options shall remain outstanding until the earlier of (i) one year after the date of termination of the Executive’s employment or (ii) the original expiration date of the options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of the Executive’s employment); and

(vi)    payment of one year of outplacement services from Executrack or an outplacement service provider of the Executive’s choice, limited to $20,000 in total. This outplacement services benefit will be forfeited if the Executive does not begin using such services within 90 days after the termination of the Executive’s employment.

(c)    Death or Incapacity. If the Executive’s employment is terminated by reason of death or Incapacity in accordance with Section 7(a) hereof, the Executive shall be entitled to receive:

(i)    payment of an amount equal to the actual full-year bonus earned for the year that includes Executive’s death or Incapacity, prorated based on the number of days the Executive is employed for the year, payable at the same time such annual bonus would otherwise have been paid had the Executive continued employment; and

(ii)    payment of any Accrued Obligations in a lump sum as soon as administratively feasible after the Executive’s termination of employment, which for purposes of any incentive or bonus compensation described in Section 8(a)(iv)(B) above shall mean at the same time such annual bonus would otherwise have been paid.

(d)     Cause; Other Than for Good Reason. If the Company terminates the Executive’s employment for Cause in accordance with Section 7(b) hereof, or the Executive terminates the Executive’s employment other than for Good Reason in accordance with Section 7(d) hereof, this Agreement shall terminate without any further obligation to the Executive other than to pay the Accrued Obligations (except that any incentive or bonus compensation earned for any completed fiscal year of the Company which has not yet been paid shall not be paid if the Company terminates the Executive’s employment for Cause in accordance with Section 7(b) hereof) as soon as administratively feasible after the Executive’s termination of employment.

(e)    Release and Waiver. Notwithstanding any other provision of this Agreement, the Executive’s right to receive any payments or benefits under Sections 8(a)(i), (ii), (iii), (v) and (vi) and 8(b)(i), (ii), (iii), (v) and (vi) of this Agreement upon the termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason, or upon the Company’s failure to renew the Agreement is contingent upon and subject to the Executive signing and delivering to the Company a separation agreement and complete general release of all claims in a form acceptable to Company, and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within 60 days following the date of termination of Executive’s employment.

(f)     Change in Control. For purposes of this Agreement, Change in Control means the occurrence of any of the following events:

(i)    The accumulation in any number of related or unrelated transactions by any person of beneficial ownership (as such term is used in Rule 13d-3, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50 percent or more of the combined total voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have incurred if the accumulation of 50 percent or more of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) by the Company, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of the Company’s subsidiaries, or (iii) by any person pursuant to a merger, consolidation, reorganization or other transaction (a “Business Combination”) that would not cause a Change in Control under subsection (ii) below; or

(ii)    A consummation of a Business Combination, unless, immediately following that Business Combination, substantially all the persons who were the beneficial owners of the voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least 50 percent of the combined voting power of the voting stock of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company, or all or substantially all of the Company assets, either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as the ownership, immediately prior to that Business Combination, of the voting stock of the Company;

(iii)    A sale or other disposition of all or substantially all of the assets of the Company except pursuant to a Business Combination that would not cause a Change in Control under subsection (ii) above;

(iv)    At any time less than a majority of the members of the Board of Directors of the Company or any entity resulting from any Business Combination are Incumbent Board Members.

(v)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (ii) above; or

(vi)    Any other transaction or event that the Board of Directors of the Company identifies as a Change in Control for purposes of this Agreement.

(vii)    For purposes of this Agreement, an “Incumbent Board Member” shall mean any individual who either is (a) a member of the Company Board of Directors as of the Effective Date or (b) a member who becomes a member of the Company’s

Board of Directors subsequent to the Effective Date of this Agreement, whose election or nomination by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Board Members (either by specific vote or by approval of a proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14A-11 of the Exchange Act) with respect to the election or removal of directors or other actual threatened solicitation of proxies or consents by or on behalf of the person other than a board of directors. For purposes of this Agreement, a person means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trusts, unincorporated organization or any other entity of any kind.

9.    Business Protection Agreements.

(a)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)    “Business of the Company” means services to (A) identify clients’ erroneous or improper payments to vendors and assist clients in the recovery of monies owed to clients as a result of overpayments and overlooked discounts, rebates, allowances and credits, (B) identify and assist clients in recovering amounts owed to them by other third parties, including amounts owed to clients due to non-compliance with applicable contracts, course of dealing or usual and customary terms, (C) assist clients in efforts to organize, manage and analyze their purchasing and payment data, and (D) assist clients in analyzing and managing vendor-related risks.

(ii)    “Confidential Information” means any information about the Company or the Company’s subsidiaries and their employees, customers and/or suppliers which is not generally known outside of the Company or the Company’s subsidiaries, which Executive learns of in connection with Executive’s employment with the Company, and which would be useful to competitors or the disclosure of which would be damaging to the Company or the Company’s subsidiaries. Confidential Information includes, but is not limited to: (A) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (B) the terms upon which the Company or the Company’s subsidiaries obtains products from their suppliers and sells services and products to customers; (C) the nature, origin, composition and development of the Company or the Company’s subsidiaries’ services and products; and (D) the manner in which the Company or the Company’s subsidiaries provide products and services to their customers.

(iii)    “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence in furtherance of the Business of the Company.

(iv)    “Restricted Territory” means, and is limited to, the geographic area described in Exhibit A attached hereto. Executive acknowledges and agrees that this is the area in which the Company and its subsidiaries does business at the time of the execution of this Agreement, and in which the Executive will have responsibility, at a minimum, on behalf of the Company and the Company’s subsidiaries. Executive acknowledges and agrees that if the geographic area in which Executive has responsibility should change while employed under this Agreement, Executive will execute an amendment to the definition of “Restricted Territory” to reflect such change. This duty shall be part of the consideration provided by Executive for Executive’s employment hereunder.

(v)    “Trade Secrets” means the trade secrets of the Company or the Company’s subsidiaries as defined under applicable law.

(b)     Confidentiality. Executive agrees that the Executive will not (other than in the performance of Executive’s duties hereunder), directly or indirectly, use, copy, disclose or otherwise distribute to any other person or entity: (a) any Confidential Information during the period of time the Executive is employed by the Company and for a period of five years thereafter; or (b) any Trade Secret at any time such information constitutes a trade secret under applicable law, except in either case as required by applicable law. Upon the termination of Executive’s employment with the Company (or upon the earlier request of the Company), Executive shall promptly return to the Company all documents and items in the Executive’s possession or under the Executive’s control which contain any Confidential Information or Trade Secrets. Notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (B) solely for purposes of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Trade Secret to the Executive’s attorney and use the Trade Secret in the court proceeding, if the Executive (i) files any document containing the Trade Secret under seal and (ii) does not disclose the Trade Secret, except pursuant to court order.

(c)    Non-Competition. Executive agrees that during the Executive’s employment with the Company and for a period of two years thereafter, Executive will not, either for herself or on behalf of any other person or entity, compete with the Business of the Company within the Restricted Territory by performing activities which are the same as or substantially similar to those performed by Executive for the Company or the Company’s subsidiaries.

(d)    Non-Solicitation of Customers. Executive agrees that during Executive’s employment with the Company and for a period of two years thereafter, Executive shall not, directly or indirectly, solicit any actual or prospective customers of the Company or the Company’s subsidiaries with whom Executive had Material Contact, for the purpose of selling any products or services which compete with the Business of the Company.

(e)    Non-Recruitment of Employees or Contractors. Executive agrees that during the Executive’s employment with the Company and for a period of two years thereafter, Executive will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of the Company or the Company’s subsidiaries with whom Executive had Material Contact, to terminate or lessen such employment or contract.

(f)    Future Cooperation. Executive agrees that, notwithstanding the termination of Executive’s employment and for a period of two years thereafter, Executive upon reasonable notice will make herself available to Company or its designated representatives for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects, and (b) providing information regarding any other matter, file, project and/or client with whom Executive was involved while employed by Company; provided that such cooperation shall not unreasonably interfere with Executive’s other business affairs. The Company will reimburse the Executive for all reasonable out of pocket expenses incurred with such cooperation and, if such cooperation is to be rendered during the time after which no additional severance is owed to the Executive, shall compensate Executive for her services and time as a consultant at customary and market rates to be mutually agreed upon by the parties.

(g)     Obligations of the Company. The Company agrees to provide Executive with Confidential Information in order to enable Executive to perform Executive’s duties hereunder. The covenants of Executive contained in the covenants of Confidentiality, Non- Competition, Non-Solicitation of Customers and Non-Recruitment of Employees or Contractors set forth in Subsections 9(b) - 9(e) above (“Protective Covenants”) are made by Executive in consideration for the Company’s agreement to provide Confidential Information to Executive, and intended to protect Company’s Confidential Information and the investments the Company makes in training Executive and developing customer goodwill.

(h)    Acknowledgments. Executive hereby acknowledges and agrees that the covenants contained in (b) through (e) of this Section 9 and Section 10 hereof are reasonable as to time, scope and territory given the Company and the Company’s subsidiaries’ need to protect their business, customer relationships, personnel, Trade Secrets and Confidential Information. Executive acknowledges and represents that Executive has substantial experience and knowledge such that Executive can readily obtain subsequent employment which does not violate this Agreement.

(i)     Obligations to Former Employers. Executive represents to the Company that: (i) except as disclosed to the Company in writing on or before the date of this Agreement, Executive is not a party to any agreement that may restrict Executive from engaging in any activities which Executive may be required or expected to perform in connection with Executive’s duties with the Company, and (ii) Executive has returned or destroyed any papers or electronic media in Executive’s possession that contained trade secrets or confidential information of any former employer or other third party that Executive had a duty to return or destroy. Executive will not disclose or use any trade secrets or confidential information of any former employer or other third party for the Company’s benefit without the prior written consent of such party and the Company.

(j)     Protected Rights. Notwithstanding any other provision of this Agreement, the Company and Executive acknowledge and agree that nothing in this Agreement shall prohibit Executive from reporting possible violations of Federal, State or other law or regulations to, or filing a charge or other complaint with, any governmental agency or entity, including but not limited to the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, and any Inspector General, or making any other disclosures that are protected under any whistleblower provisions of Federal, State or other law or regulation or assisting in any such investigation or proceeding. Executive further acknowledges that nothing herein limits Executive’s ability to communicate with any such governmental agency or entity or otherwise participate in any such investigation or proceeding that may be conducted by any such governmental agency or entity, including providing documents or other information, without notice to the Company. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive made any such reports or disclosures or is assisting in any such investigation. Additionally, Executive (i) does not waive any rights to any individual monetary recovery or other awards in connection with reporting any such information to any such governmental agency or entity, (ii) does not breach any confidentiality or other provision hereunder in connection with any such reporting or disclosures, and (ii) will not be prohibited from receiving any amounts hereunder as the result of making any such reports or disclosures or assisting with any such investigation or proceeding.

(k)    Specific Performance. Executive acknowledges and agrees that any breach of any of the Protective Covenants or the provisions of Section 10 by her will cause irreparable damage to the Company or the Company’s subsidiaries, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by her.

10.    Ownership of Work Product.

(a)    Assignment of Inventions. Executive will make full written disclosure to the Company, and hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designees, all of the Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is engaged as an employee of the Company (collectively referred to as “Inventions”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information or Trade Secrets of the Company or the Company’s subsidiaries, (ii) result from or are suggested by work performed by Executive for the Company or the Company’s subsidiaries, or (iii) relate at the time of conception or reduction to practice to the business as conducted by the Company or the Company’s subsidiaries, or to the actual or demonstrably anticipated research or development of the Company or the Company’s subsidiaries, will be the sole and exclusive property of the Company or the Company’s subsidiaries, and Executive will and hereby does assign all of the Executive’s right, title and interest in such Inventions to the Company and the Company’s subsidiaries. Executive further acknowledges that all original works of authorship which are made by her (solely or jointly with others) within the scope of and during the period of the Executive’s employment arrangement with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(b)    Patent and Copyright Registrations. Executive agrees to assist the Company and the Company’s subsidiaries, or their designees, at the Company or the Company’s subsidiaries’ expense, in every proper way to secure the Company’s or the Company’s subsidiaries’ rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company and the Company’s subsidiaries of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company or the Company’s subsidiaries shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its subsidiaries, and their successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

(c)    Inventions Retained and Licensed. There are no inventions, original works of authorship, developments, improvements, and trade secrets which were made by Executive prior to the Executive’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company’s or the Company’s subsidiaries’ proposed business, products or research and development, and which are not assigned to the Company or the Company’s subsidiaries hereunder.

(d)    Return of Company Property and Information. The Executive agrees not to remove any property of the Company or the Company’s subsidiaries or information from the premises of the Company or the Company’s subsidiaries, except when authorized by the Company or the Company’s subsidiaries. Executive agrees to return all such property and information within seven days following the cessation of Executive’s employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company or the Company’s subsidiaries to the Executive or which the Executive has developed or collected in the scope of the Executive’s employment, as well as all issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, the Executive shall certify in writing that all copies of information subject to this Agreement located on the Executive’s computers or other electronic storage devices have been permanently deleted. Provided, however, the Executive may retain copies of documents relating to any employee benefit plans applicable to the Executive and income records to the extent necessary for the Executive to prepare the Executive’s individual tax returns.

11.    Mitigation. The Executive shall not be required to mitigate the amount of any payment the Company becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the health care continuation benefit, the amount of any payment provided for in

Section 8 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

12.    Withholding of Taxes. The Company shall withhold from any amounts or benefits payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.

13.    Modification and Severability. The terms of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or provision in this Agreement shall be found unenforceable, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the maximum extent reasonable, whether said revisions be in time, territory, scope of prohibited activities, or other respects.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

15.    Remedies and Forum. The parties agree that they will not file any action arising out of this Agreement other than in the United States District Court for the Northern District of Georgia or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party(ies) in any such proceeding no later than 90 days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by the Executive against the Company or the Company’s subsidiaries, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

16.    Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail, return receipt requested, or by a nationally-recognized overnight delivery service to the parties at their addresses set forth on the signature page of this Agreement. Each party may, from time to time, designate a different address to which notices should be sent.

17.    Amendment. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives.

18.    Binding Effect. This Agreement shall be binding on the Executive and the Company and their respective successors and assigns effective on the Effective Date. Executive consents to any assignment of this Agreement by the Company, so long as the Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If the Executive dies before receiving all payments due under this Agreement, unless expressly otherwise provided hereunder or in a separate plan, program, arrangement or agreement, any remaining payments due after the Executive’s death shall be made to the Executive’s beneficiary designated in writing (provided such writing is executed and dated by the Executive and delivered to the Company in a form acceptable to the Company prior to the Executive’s death) and surviving the Executive or, if none, to the Executive’s estate.

19.    No Construction Against Any Party. This Agreement is the product of informed negotiations between the Executive and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Executive and the Company agree that none of the parties were in a superior bargaining position regarding the substantive terms of this Agreement.

20.    Deferred Compensation Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by the Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If the Executive is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of Executive’s employment or, if earlier, Executive’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services

Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or, if lesser, Executive’s period of service). Notwithstanding anything herein to the contrary, all taxable reimbursements and in-kind benefits provided by Company under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred by Executive during the period of time specified in the Agreement; (ii) any in-kind benefits must be provided by Company during the period of time specified in the Agreement; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

21.    Mandatory Reduction of Payments in Certain Events. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments shall be modified or reduced first and then any other benefits. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Company and reasonably acceptable to the Executive, at the Company’s expense (the “Accounting Firm”), and the Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to this Section 21, could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

22.    Entire Agreement. Except as provided in the next sentence, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement. It is further specifically agreed and acknowledged that, except as provided herein, the Executive shall not be entitled to severance payments or benefits under any severance or similar plan, program, arrangement or agreement of or with the Company for any termination of employment occurring while this Agreement is in effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written herein.

PRGX GLOBAL, INC.

By:	/s/ Victor A. Allums
Its:	Senior Vice President and General Counsel
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339
Attn: General Counsel

EXECUTIVE

/s/ Deborah M. Schleicher
Deborah M. Schleicher 12320 Riding Fields Road
Rockville, Maryland 20850

EXHIBIT A

RESTRICTED TERRITORY

“Restricted Territory” refers to the Atlanta-Sandy Springs-Marietta, GA Metropolitan Statistical Area.

A – 1 of 1